                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                           Reunion Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                           REUNION INDUSTRIES, INC.
                         11 Stanwix Street--Suite 1400
                        Pittsburgh, Pennsylvania 15222

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be Held June 12, 2002

                               ----------------

   Notice is hereby given that the Annual Meeting of the Stockholders of Reunion Industries, Inc., a Delaware corporation ("Reunion Industries"), will be held at Reunion Industries' offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 on Wednesday, June 12, 2002, at 10:00 A.M. local time, for the following purposes:

  1. To elect a board of eight directors to serve until the next Annual Meeting of stockholders or until their successors are elected;

  2. To consider and act upon such other business as may properly be presented to the meeting.

   Your Board of Directors recommends that you vote for all director nominees. The Board is not aware of any other proposals for the June 12, 2002 meeting.

   A record of stockholders has been taken as of the close of business on April 15, 2002, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders list will be available at, and may be inspected during, the meeting.

   If you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope which has been provided for your convenience.

                                          By Order of the Board of Directors

                                          /s/ Richard L. Evans
                                          Richard L. Evans
                                          Secretary

   April 22, 2002

                           REUNION INDUSTRIES, INC.

                                PROXY STATEMENT

General

   This proxy statement is being mailed to stockholders commencing on or about May 1, 2002 in connection with the solicitation by the board of directors of Reunion Industries, Inc., a Delaware corporation ("Reunion Industries" or "the company"), of proxies to be voted at the Annual Meeting of Stockholders to be held at Reunion Industries' offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 on Wednesday, June 12, 2002, and at any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any signed proxy on which no direction is specified will be voted for the election of the nominees named herein to the board of directors. Any proxy may be revoked at any time before its exercise by delivery to the corporate secretary of a written revocation of the proxy or a duly executed proxy bearing a later date.

   Reunion Industries pays for the cost of soliciting proxies from stockholders. Reunion Industries also reimburses brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies.

   As of April 15, 2002, the record date for the determination of stockholders entitled to vote at the annual meeting, there were 15,590,619 outstanding shares of common stock of Reunion Industries. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

                       PROPOSAL 1. ELECTION OF DIRECTORS

   At the annual meeting, the stockholders of Reunion Industries will be asked to vote for the election of eight directors to its board of directors. The candidates proposed for election at the annual meeting are Thomas N. Amonett, Charles E. Bradley, Sr., Kimball J. Bradley, Thomas L. Cassidy, W.R. Clerihue, Joseph C. Lawyer, Franklin Myers, and John G. Poole. If elected, these candidates would comprise the entire board of directors of Reunion Industries, and would hold office until their successors are duly elected and qualified at the next annual meeting of stockholders of Reunion Industries or until they earlier die, resign or are removed from office in accordance with applicable law. The persons listed as Nominees in the table below comprise the entire board of directors of Reunion Industries as of the date of this proxy statement.

Nominees

   Each of the eight persons nominated for election at the annual meeting currently is a director of Reunion Industries and has previously been elected by the stockholders. Mr. Charles E. Bradley, Sr. is the father of Mr. Kimball
J. Bradley. Reunion Industries knows of no other family relationships between any director, executive officer or nominee and any other director, executive officer or nominee. There are no arrangements or understandings between any nominee for director and any other person pursuant to which such person was selected as a nominee.

                                                                            Director
Name                         Principal Position with Reunion Industries Age  Since
----                         ------------------------------------------ --- --------
Thomas N. Amonett (1) (2)..          Director                            58   1992
Charles E. Bradley, Sr.....          Director, Chairman & CEO            72   1995
Kimball J. Bradley.........          Director, President & COO           36   2000
Thomas L. Cassidy (1)......          Director                            73   1995
W. R. Clerihue (1) (2).....          Director                            78   1996
Joseph C. Lawyer...........          Director and Vice Chairman          56   2000
Franklin Myers (2).........          Director                            49   1995(3)
John G. Poole..............          Director                            59   1996

------
(1) Member, Compensation Committee of the Board of Directors
(2) Member, Audit Committee of the Board of Directors
(3) Prior to his reappointment in October 1995, Mr. Myers was a Director of Reunion Industries from July 1992 to June 1995.

   Thomas N. Amonett has served as a director of Reunion Industries since July 1, 1992 and served as its President and Chief Executive Officer from July 1, 1992 until October 26, 1995. He also served as the President of Reunion Energy Company, then a wholly-owned subsidiary of Reunion Industries in the oil and gas operating business, from July 1, 1992 until May 24, 1996. Mr. Amonett is President and Chief Executive Officer of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services, primarily to the oil and gas industry. From November 1998 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an energy services and manufacturing company. Mr. Amonett serves as a director of Petro Corp. Incorporated, a Houston-based oil and gas company, and Stelmar Shipping Ltd., an international provider of petroleum product and crude oil transportation services.

   Charles E. Bradley, Sr. became a director of Reunion Industries on June 20, 1995 and was appointed President and Chief Executive Officer of Reunion Industries on October 26, 1995. He became Chairman effective March 16, 2000. Mr. Bradley, Sr. was a co-founder of Stanwich Partners, Inc. ("Stanwich Partners") in 1982 and has served as its President since that time. Stanwich Partners is a private investment company. He was a director of Chatwins Group, Inc. ("Chatwins Group") from 1986 until its merger with Reunion Industries on March 16, 2000 and was Chairman of the Board of Chatwins Group from 1988 until the merger. Mr. Bradley, Sr. is currently the President, acting Chief Financial Officer and a director of Sanitas, Inc., an inactive company, and President, acting Chief Financial Officer and a director of Texon Energy Corporation, an inactive company. He was President and sole director of Stanwich Financial Services Corp. when, on June 25, 2001, it filed a voluntary petition in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code. Stanwich Financial Services Corp. is in the structured settlement business. Mr. Bradley, Sr. was chairman of the board of directors of DeVlieg-Bullard, Inc. when, on July 15, 1999, it filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Ohio for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Bradley is the father of Kimball J. Bradley.

   Kimball J. Bradley became President and Chief Operating Officer of Reunion Industries effective May 1, 2000. He was Executive Vice President of Operations of Reunion Industries following the Chatwins Group merger and was a Senior Vice President of Chatwins Group from August 1998 until the merger and a Vice President of Chatwins Group from January 1996 to August 1998. From November 1995 until August 1998, Mr. Bradley was President of the Auto-Lok division of Chatwins Group, having served as acting President of Auto-Lok beginning in August 1995. Prior to assuming that position, he managed various special projects at Chatwins Group's corporate office beginning in November 1993 and at Chatwins Group's CP Industries division from February 1993 to November 1993. Mr. Bradley is the son of Charles E. Bradley, Sr.

   Thomas L. Cassidy became a director of Reunion Industries on June 20, 1995. He was a Managing Director of Trust Company of the West, an investment management firm, from 1984 until his retirement in 1999. Mr. Cassidy is a Partner of TCW Capital, an affiliate of Trust Company of the West. Mr. Cassidy was a director of Chatwins Group from March 1993 to June 1997.

   W. R. Clerihue became a director of Reunion Industries in December 1996. He was Chairman of the Board of Directors of Spartech Corporation, a plastics manufacturing company, from October 1991 to March 1999 and continued as a director of Spartech until his retirement in 2002.

   Joseph C. Lawyer became Vice Chairman of Reunion Industries effective May 1, 2000. He was President and Chief Operating Officer of Reunion Industries following the Chatwins Group merger and was President,

Chief Executive Officer and a director of Chatwins Group from 1988 until the merger. Mr. Lawyer is a director of Respironics, Inc., a company engaged in design, manufacture and sale of home and hospital respiratory medical products.

   Franklin Myers served as a director of Reunion Industries from July 1, 1992 until June 20, 1995, when he resigned contemporaneously with the sale of 1,450,000 shares of Reunion Industries' common stock by Parkdale Holdings Corporation N.V. to Chatwins Group. He was reappointed as a director of Reunion Industries on October 26, 1995. Mr. Myers is Senior Vice President of Cooper Cameron Corporation, an oil field equipment manufacturer. From 1999 to 2001, he was President of Cooper Energy Services, Inc., a manufacturer of gas compression equipment, a subsidiary of Cooper Cameron Corporation. From 1995 to 1999, Mr. Myers was Senior Vice President, General Counsel and Secretary of Cooper Cameron Corporation. He is also a director of Metals USA, Inc., a steel distributor, and Input/Output, Inc., an oilfield equipment supplier.

   John G. Poole became a director of Reunion Industries on April 19, 1996. Mr. Poole is a private investor. He was a co-founder of Stanwich Partners with Charles E. Bradley, Sr. in 1982 and served as Stanwich Partners' Vice President until 2001. Mr. Poole was a director of Chatwins Group from 1988 until the merger. He is also a director of Consumer Portfolio Services, Inc., engaged in the business of purchasing, selling and servicing retail automobile installment sales contracts, and of Sanitas, Inc.

   The Board of Directors recommends a vote for all nominees for the board of directors.

Board and Committee Activity

   During 2001, the board held four regularly or specially scheduled meetings. The compensation committee of the board held three meetings during 2001 and the audit committee held four meetings. Each of the directors attended all of the meetings of the board and of each committee on which he served during 2001.

   Reunion Industries' operations are managed under the general supervision and direction of the board of directors, which has the ultimate responsibility for the establishment and implementation of Reunion Industries' general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain board functions may be discharged by one or more standing committees of the board.

   The compensation committee, comprised of Messrs. Amonett, Cassidy and Clerihue (chairman), is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting board policies. The compensation committee also supervises the administration of all executive compensation and benefit programs, including the establishment of any specific criteria against which all annual performance based benefits are to be measured.

   The audit committee, comprised of Messrs. Amonett, Clerihue and Myers (chairman), assists the board in assuring that the accounting and reporting practices of Reunion Industries are in accordance with all applicable requirements. The audit committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters relating to the audit and any other matter which the committee or the auditors may wish to discuss. In addition, the audit committee recommends the appointment of auditors to the board of directors each year and would recommend the appointment of new auditors if future circumstances were to indicate that such action is desirable.

   The board of directors does not maintain executive or nominating committees. Stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the board of directors at Reunion Industries' principal offices.

Director Compensation

   Directors not otherwise compensated by Reunion Industries receive annual retainers of $18,000 for service on the board and $500 for each board or committee meeting attended. Compensation paid to nonemployee directors during 2001 for service in all board capacities aggregated $155,000. Directors are reimbursed for the actual cost of any travel expenses incurred. In addition to his director's fees, Mr. Poole received $42,000 for consulting services during 2001.

   Nonemployee directors of Reunion Industries are eligible for awards under the 1998 Stock Option Plan. During 2001, each of Messrs. Amonett, Cassidy, Clerihue, Myers and Poole were granted options to purchase 10,000 shares of common stock at $1.45 per share. The options were granted at 100% of the market price at time of grant, and expire ten years after the date of grant. Options granted to Messrs. Charles E. Bradley, Sr., Kimball J. Bradley and Joseph C. Lawyer are included in "Management Information--Option Grants."

Key Person Insurance

   As of June 29, 1994, Chatwins Group and Charles E. Bradley, Sr. agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain three universal type life policies on Mr. Bradley, Sr. and his wife. Chatwins Group will be reimbursed for the premiums it pays for such policies from either the death benefit of the policies or their cash surrender value. Mr. Bradley, Sr. agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, he will pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion Industries in connection with the merger. The annual premiums paid by the companies are included in the table of "Executive Compensation."

   As of October 24, 1994, Chatwins Group and Joseph C. Lawyer agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain a universal type life policy on Mr. Lawyer. Chatwins Group will be reimbursed for the premiums it pays for such policy from either the death benefit of the policy or its cash surrender value. Mr. Lawyer agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, he will pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion Industries in connection with the merger. The annual premiums paid by the companies are included in the table of "Executive Compensation."

   As of December 12, 1995, Chatwins Group and John G. Poole agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain two universal type life policies on Mr. Poole. Chatwins Group will be reimbursed for the premiums it pays for these policies from either the death benefit of the policies or their cash surrender value. Mr. Poole agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, he will pay the shortfall to Chatwins Group. This arrangement was assumed by Reunion Industries in connection with the merger. No premiums were paid by the Company in 2001.

Compensation Committee Interlocks and Insider Participation

   Messrs. Amonett, Cassidy and Clerihue are members of the Compensation Committee. Mr. Amonett served as Reunion Industries' President and Chief Executive Officer from July 1, 1992 until October 26, 1995. He also served as the President of Reunion Energy Company, then a wholly-owned subsidiary of Reunion Industries in the oil and gas operating business, from July 1, 1992 until May 24, 1996.

                      VOTE REQUIRED AND VOTING PROCEDURE

   The eight nominees for election as directors at the 2002 Annual Meeting of Stockholders who receive the greatest number of votes cast for election at the Annual Meeting of Stockholders shall be the duly elected directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date, April 15, 2002, are present in person or by proxy at the meeting.

   Votes will be tabulated by Registrar and Transfer Company, the transfer agent and registrar for Reunion Industries common stock, and the results will be certified by an election inspector who is required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of Reunion Industries' bylaws, any proxy containing an abstention from voting or a broker nonvote will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting.

                            MANAGEMENT INFORMATION

Executive Officers

   The following individuals serve as our executive officers:

Name                     Age Position
----                     --- --------
Charles E. Bradley,
 Sr.....................  72 Director, Chairman and Chief Executive Officer
Joseph C. Lawyer........  56 Director and Vice Chairman
Kimball J. Bradley......  36 Director, President and Chief Operating Officer
Richard L. Evans........  49 Executive Vice President of Administration and Secretary
John M. Froehlich.......  59 Executive Vice President of Finance and Chief Financial Officer

   The business experience of Charles E. Bradley, Sr., Kimball J. Bradley and Joseph C. Lawyer is described above in the section entitled "Election of Directors--Nominees."

   Richard L. Evans joined Reunion Industries as Executive Vice President and Chief Financial Officer in October 1995. He was appointed Secretary of Reunion Industries in December 1995. He became Executive Vice President of Administration on March 16, 2000. From October 1998 to June 2001, Mr. Evans was also a Vice President of Stanwich Financial Services Corp. On June 25, 2001, Stanwich Financial Services Corp. filed a voluntary petition in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code.

   John M. Froehlich became Executive Vice President of Finance and Chief Financial Officer of Reunion Industries on March 16, 2000. He was a Vice President of Chatwins Group from 1989 until the merger of Chatwins Group and Reunion Industries on March 16, 2000 and its Chief Financial Officer and Treasurer from 1988 until the merger.

Executive Compensation

   Reunion Industries merged with Chatwins Group on March 16, 2000. The following table reflects all forms of compensation for services to Reunion Industries or Chatwins Group by our executive officers for the last three completed fiscal years.

                          Summary Compensation Table

                                                              Long-Term
                                   Annual Compensation       Compensation
                              ------------------------------ ------------
                                                                Shares
                                                              Underlying
Name and Principal                              Other Annual    Stock      All Other
Position                 Year  Salary  Bonus(1) Compensation   Options    Compensation
------------------       ---- -------- -------- ------------ ------------ ------------
Charles E. Bradley,
 Sr. ................... 2001 $400,024 $     0   $       0       5,000      $  6,266(2)
 Chairman and Chief      2000  337,518       0           0      45,000       355,375(2)
 Executive Officer       1999  250,000       0           0           0       344,688(2)

Joseph C. Lawyer........ 2001  289,011       0           0      10,000         9,520(3)
 Vice Chairman           2000  370,552       0           0      45,000        50,173(3)
                         1999  410,166       0           0           0        50,173(3)

Kimball J. Bradley...... 2001  318,238       0           0      50,000         9,520(4)
 President and Chief     2000  291,988 150,000           0      45,000        13,000(4)
 Operating Officer       1999  200,000 240,000           0           0        13,000(4)

Richard L. Evans........
 Executive Vice
 President of            2001  105,000       0           0      10,000         4,170(5)
 Administration and      2000  147,755  50,000           0      19,000         3,553(5)
 Secretary               1999  175,000  30,000           0           0         1,452(5)

John M. Froehlich.......
 Executive Vice
 President of Finance    2001  180,000       0           0      25,000         9,520(6)
 and Chief Financial     2000  164,267  50,000           0      39,000        12,928(6)
 Officer                 1999  158,765  50,000           0           0        12,938(6)

------
(1) Amounts shown for bonuses are amounts earned for the period shown, although such bonuses are generally paid in the subsequent year.

(2) Includes premiums paid by Reunion Industries and Chatwins Group for life insurance for the benefit of Mr. Bradley of $355,375 in 2000 and $344,688 in 1999 and 401(k) matching payments of $5,246 in 2001.

(3) Includes 401(k) matching payments of $5,000 and $5,000 in 2000 and 1999, respectively; premiums paid by Chatwins Group for life insurance for the benefit of Mr. Lawyer of $37,173 in 2000 and $37,173 in 1999; and payments under the Chatwins Group, Inc. Money Purchase Pension Plan of $8,500 in 2001 and $8,000 in each of 2000 and 1999.

(4) Includes 401(k) matching payments of $5,000 and $5,000 in 2000 and 1999, respectively; and payments under the Chatwins Group, Inc. Money Purchase Pension Plan of $8,500 in 2001 and $8,000 in each of 2000 and 1999.

(5) Includes 401(k) matching payments of $3,150, $3,553 and $1,452 in 2001, 2000 and 1999.

(6) Includes 401(k) matching payments of $4,928 and $5,000 in 2000 and 1999, respectively; and payments under the Chatwins Group, Inc. Money Purchase Plan of $8,500, $8,000and $7,938 in 2001, 2000 and 1999, respectively.

Option Grants

   The following table sets forth information with respect to the options to purchase shares of common stock granted under all stock option plans to the named executive officers in the year ended December 31, 2001.

                       Option Grants in Last Fiscal Year

                                                                          Potential Realizable
                                                                            Value At Assumed
                                                                            Annual Rates of
                         Number of    Percent of                              Stock Price
                         Securities  Total Options                            Appreciation
                         Underlying   Granted to   Exercise or              for Option Term
                          Options    Employees in  Base Price  Expiration --------------------
    Name                  Granted     Fiscal Year   ($/Share)     Date      5%($)     10%($)
    ----                 ----------  ------------- ----------- ---------- --------- ----------
Charles E. Bradley,
 Sr.....................    5,000(1)      1.5%       $ 1.45    5/15/2011  $   4,563 $   11,557
Joseph C. Lawyer........   10,000(1)      3.1%       $ 1.45    5/15/2011      9,118     23,110
Kimball J. Bradley......   50,000(1)     15.5%       $1.595    5/15/2006     12,780     37,013
Richard L. Evans........   10,000(1)      3.1%       $ 1.45    5/15/2011      9,118     23,110
John M. Froehlich.......   25,000(1)      7.7%       $ 1.45    5/15/2011     22,797     57,774

------
(1) Exercisable 1/3 May 15, 2002, 1/3 May 15, 2003 and 1/3 May 15, 2004.

Option Exercises and Year-End Values

   The following table sets forth information with respect to the exercise of options during the year ended December 31, 2001, and the unexercised options to purchase shares of common stock granted under all stock option plans to the named executive officers and held by them at December 31, 2001:

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                    Number of Securities                Value of Unexercised
                          Number of            Underlying Unexercised Options           In-the-Money Options
                           Shares                   at December 31, 2001              at December 31, 2001 (1)
                         Acquired on  Value    -----------------------------------    -------------------------
          Name            Exercise   Realized   Exercisable        Unexercisable      Exercisable Unexercisable
          ----           ----------- --------  ---------------    ----------------    ----------- -------------
Charles E. Bradley,
 Sr.....................        0        0                85,201              39,799        0            0
Joseph C. Lawyer........        0        0                30,001              24,999        0            0
Kimball J. Bradley......        0        0                30,001              64,999        0            0
Richard L. Evans........    6,000        0(2)             72,667              10,333        0            0
John M. Froehlich.......        0        0                26,002              37,998        0            0

------
(1) The closing sales price of the common stock on the American Stock Exchange on December 31, 2001 was $0.31.
(2) The closing price on the date of exercise was equal to the exercise price.

Compensation Committee Report

   The compensation committee of the board of directors has furnished the following report on executive compensation for 2001:

   The board of directors pursues a philosophy of seeking to improve Reunion Industries' performance and to maximize shareholder value by, among other things, relating executive compensation and stock-based benefits to the Company's performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus, and stock option and other benefit plans.

   Base compensation for senior executives is generally intended to be competitive with that paid at comparable companies. However, no comparability studies were conducted for executive salaries paid in 2001, and the committee bases its base salary determinations primarily on its knowledge of compensation paid to senior executives at other companies. The committee also takes into account the responsibilities and individual performance of the executives in setting base salaries and the committee may set the base compensation for certain executives at a premium level if they are viewed as essential to the organization. The committee uses these same criteria to establish compensation for the chief executive officer and has not established any quantitative criteria for his compensation.

   Under the supervision of the compensation committee, annual bonuses reflect a policy of requiring a specified level of company performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting performance criteria, the committee will consider the total compensation payable or potentially available to the chief executive and other executive officers. While the development of any business necessarily involves numerous factors, the board's primary emphasis will be on encouraging management to increase Reunion Industries' net assets and cash flow, and in certain instances, rationalization of certain company businesses or assets.

   The board of directors believes that properly designed and administered long-term, stock-based incentives for senior executives closely align the executives' economic interest with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to maximize stockholder value. The compensation committee intends, with any necessary concurrence of the board of directors, to continue to consider alternate forms of stock-based incentives designed to achieve the maximum possible performance based benefit to all senior executives at the least possible cost and the greatest attainable economic efficiency to Reunion Industries, with such benefits designed as nearly as practicable to directly align the economic interests of professional managers with those of Reunion Industries' stockholders.

   Pursuant to applicable rules of the Securities and Exchange Commission, as of April 15, 2002, members of the compensation committee are deemed to own beneficially an aggregate of 169,364 shares, or approximately 1.1% , of Reunion Industries' outstanding common stock. See "Ownership Information-- Security Ownership of Certain Beneficial Owners and Management".

                                          The Compensation Committee
                                          W.R. Clerihue, Chairman
                                          Thomas N. Amonett
                                          Thomas L. Cassidy

                             OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

   Reunion Industries has 15,590,619 shares of common stock outstanding as of April 15, 2002. The following table sets forth information regarding the beneficial ownership of our common stock by (i) each stockholder known to us to own 5% or more of our common stock, (ii) each director of Reunion Industries, (iii) each of the chief executive officer and the other named executives, and (iv) all current directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of our common stock shown as owned by him.

                                                                                     % of
                                                          Shares                  Outstanding
Beneficial Owner                                          Owned                     Shares
----------------                                        ----------                -----------
Charles E. Bradley, Sr................................   6,592,131(1)(2)(3)(6)(7)    42.0%
 c/o Stanwich Partners, Inc.
 62 Southfield Ave., One Stamford Landing
 Stamford, CT 06902
Kimball J. Bradley....................................   6,345,249(1)(4)(6)(7)       40.5%
 c/o Reunion Industries, Inc.
 11 Stanwix Street, suite 1400
 Pittsburgh, PA 15222
The Charles E. Bradley, Sr. Family Limited Partnership   4,672,393(6)(7)             30.0%
 .....................................................
 c/o Stanwich Partners, Inc.
 62 Southfield Ave., One Stamford Landing
 Stamford, CT 06902
John G. Poole and the John Grier Poole Family Limited    2,250,519(5)(6)             14.4%
 Partnership..........................................
 c/o Stanwich Partners, Inc.
 62 Southfield Ave., One Stamford Landing
 Stamford, CT 06902
Stanwich Financial Services Corp. ....................   1,651,697(2)                10.6%
 62 Southfield Ave., One Stamford Landing
 Stamford, CT 06902
Thomas N. Amonett.....................................      71,334(8)                 0.5%
Thomas L. Cassidy.....................................      55,696(8)                 0.4%
W.R. Clerihue.........................................      42,334(8)                 0.3%
Joseph C. Lawyer......................................     673,116(9)                 4.3%
Franklin Myers........................................      55,734(8)                 0.4%
Richard L. Evans......................................     103,334(10)                0.7%
John M. Froehlich.....................................      57,342(11)                0.4%
All Officers and Directors as a group (10
 individuals).........................................  11,574,396(12)               71.8%

------
(1) Includes 4,672,393 shares owned by The Charles E. Bradley, Sr. Family Limited Partnership, of which Mr. Bradley, Sr. owns 1% as general partner and 27% as a limited partner. The Partnership has designated Mr. Kimball
    J. Bradley to vote these shares on its behalf. Pursuant to Rule 13d-3, Mr. Charles E. Bradley, Sr. may be deemed to be the beneficial owner of these shares with dispositive power with respect thereto that he shares with the Family Limited Partnership, and Mr. Kimball J. Bradley may be deemed to be the beneficial owner of these shares with voting power with respect thereto that he shares with the family limited partnership.

(2) Includes 1,651,697 shares owned by Stanwich Financial Services Corp., with which Mr. Bradley, Sr. shares voting and dispositive power. Mr. Bradley, Sr. owns 100% of the parent company of Stanwich Financial Services Corp., and may be deemed to be the beneficial owner of these shares. Disposition of these shares is subject to the approval of the bankruptcy court before which Stanwich Financial Services Corp.'s Chapter 11 case is pending.

(3) Includes 100,000 shares owned by Hanna Investment Corporation, with which Mr. Bradley, Sr. shares voting and dispositive power. Mr. Bradley, Sr. is the controlling stockholder of the parent company of Hanna Investment Corporation and may be deemed to be the beneficial owner of these shares. Includes options, exercisable currently or within 60 days, to purchase 115,667 shares of common stock.
(4) Includes options, exercisable currently or within 60 days, to purchase 61,667 shares of common stock.
(5) Includes 1,499,746 shares owned by the John Grier Poole Family Limited Partnership, of which Mr. Poole owns 1% and is the sole general partner. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting and dispositive power with respect thereto. Also includes 139,808 shares as to which Mr. Poole has voting rights, but not dispositive rights. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting rights with respect thereto. Also includes options, exercisable currently or within 60 days, to purchase 37,334 shares of common stock.
(6) Pursuant to the Securities Pledge Agreement dated as of May 1, 1993 among the Charles E. Bradley, Sr. Family Limited Partnership, the John Grier Poole Family Limited Partnership, and the State Street Bank and Trust Company, as successor Collateral Agent to the First National Bank of Boston, the Bradley Partnership pledged 4,145,247 shares and the Poole Partnership pledged 552,703 shares to secure the obligations of Reunion Industries under the Indenture, dated as of May 1, 1993, between Reunion and the Collateral Agent relating to certain Senior Notes issued by Reunion Industries in 1993 that are due in 2003. Because a "Realization Event" has occurred under the Securities Pledge Agreement as a result of the Company's failure to make the interest payment due November 1, 2001 on the Senior Notes, the Collateral Agent has the right to receive any dividends from, and any proceeds from the sale of such pledged shares (but not more than the amount of the debt secured by such pledges). The Collateral Agent also has the right to vote these shares during the continuation of such event.
(7) Mr. Bradley, Sr. and the Charles E. Bradley, Sr. Family Limited Partnership have pledged, respectively, 51,897 and 351,580 shares to Sovereign Bank to secure certain indebtedness of Mr. Bradley, Sr. Because a default has occurred under the indebtedness, Sovereign Bank has the right to receive any dividends from, and any proceeds from the sale of, the pledged shares (but not more than the amount of the debt secured by such pledges), and it may have the right to vote with respect to these pledged shares.
(8) Includes options, exercisable currently or within 60 days, to purchase 37,334 shares of common stock.
(9) Includes 3,567 shares beneficially owned by Mr. Lawyers' wife. Mr. Lawyer may be deemed to be the beneficial owner of these shares. Includes options, exercisable currently or within 60 days, to purchase 48,334 shares of common stock.
(10) Includes 10,000 shares beneficially owned by Mr. Evans' wife. Mr. Evans may be deemed to be the beneficial owner of these shares. Includes options, exercisable currently or within 60 days, to purchase 76,334 shares of common stock.
(11) Includes options, exercisable currently or within 60 days, to purchase 47,334 shares of common stock.
(12) Includes options, exercisable currently or within 60 days, to purchase an aggregate of 536,006 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Reunion Industries' directors and officers and persons who own beneficially more than 10% of the common stock of Reunion Industries to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock of Reunion Industries. Directors, officers and persons owning more than 10% of the common stock of Reunion Industries are required to furnish Reunion Industries with copies of all such reports. Based solely on Reunion Industries' review of the copies of such forms it has received and representations from certain persons that they were not required to file reports on Form 5 for 2001, Reunion Industries believes that all its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2001, except that each of Charles E. Bradley, Sr., the Charles E. Bradley, Sr. Family Limited Partnership and Joseph C. Lawyer filed one late report of one transaction.

                               OTHER INFORMATION

Common Stock Performance Graph

   The following graph illustrates the yearly percentage change in the cumulative total stockholder return on Reunion Industries' common stock, compared with the cumulative total return on the American Stock Exchange Composite Index and the Industrial Equipment and Components Index published by Media General Financial Services, Inc.:

                             [GRAPH APPEARS HERE]
                          Five Year Total Return (1)


                                                Fiscal Year Ending
                                     -----------------------------------------
Company                               1996   1997   1998   1999   2000   2001
-------                              ------ ------ ------ ------ ------ ------
Reunion Industries, Inc............. 100.00 129.69  68.75  42.58  34.38   7.75
American Stock Exchange Composite
 Index (2).......................... 100.00 120.33 118.69 147.98 146.16 135.51
Industrial Equipment and Components
 Index(2)........................... 100.02 141.06 128.22 138.00 143.45 139.30

------
(1) Tabular data assumes that the value of the investment in Reunion Industries' common stock and each index was $100 at January 1, 1997 and that all dividends, if any, were reinvested.

(2) Index provided by Media General Financial Services, Inc.

Certain Relationships and Related Transactions

The Parties and Relationships

   Reunion Industries--Reunion Industries is a publicly traded Delaware corporation which is headquartered in Pittsburgh, Pennsylvania. Charles E. Bradley, Sr. (Mr. Bradley) is chairman of the board and Chief Executive Officer of Reunion Industries. Kimball Bradley is President, Chief Operating Officer, a director of Reunion Industries and son of Mr. Bradley. Mr. Richard
L. Evans (Mr. Evans) is Executive Vice President of Administration and Secretary of Reunion Industries. Mr. John G. Poole (Mr. Poole) is a director of Reunion Industries.

   Stanwich Partners, Inc.--Stanwich Partners, Inc. (SPI) is engaged in consulting services in the field of financial planning and reporting. Mr. Bradley is President of SPI. Mr. Poole was Vice President of SPI until December 31, 2001.

   Stanwich Financial Services Corp.--Stanwich Financial Services Corp. (SFSC) is a privately held corporation in the structured settlement business. SFSC is owned 100% by Mr. Bradley. Mr. Evans was an officer of SFSC until June 2001. On June 25, 2001, SFSC filed a voluntary petition in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code.

   NPS Acquisition Corp.--NPS Acquisition Corp. (NPSAC) was formed by Mr. Bradley to acquire and hold NAPTech Pressure Systems (NAPTech). NAPTech was based in Clearfield, Utah and manufactures seamless steel pressure vessels. In January 2001, NPSAC was purchased by Reunion Industries.

   CPS Leasing, Inc.--CPS Leasing, Inc. (CPSL) is a subsidiary of Consumer Portfolio Services, Inc. (CPS). Mr. Bradley and Mr. Poole are stockholders of CPS. Mr. Poole is a director of CPS and Mr. Bradley was a director of CPS until July 2001. Charles E. Bradley Jr., Mr. Bradley's son, is President of CPS. CPSL is primarily engaged in machinery and equipment lease financing.

   Butler Air, Inc.--Butler Air, Inc. (Butler Air) is a wholly owned subsidiary of Stanwich Aviation Company, Inc. (SAVI). Butler Air provides charter flight services. Mr. Bradley is a director of Butler and the owner of 65% of SAVI.

The Transactions and Balances

   SPI Consulting Agreement--Reunion has a consulting agreement with SPI under which $300,000 was recorded as expense during 2001. The consulting agreement expires on March 31, 2003 unless terminated by SPI with 30 days' notice. Annual payments are permitted on this agreement as long as Reunion Industries meets an interest coverage ratio of at least 1.5 to 1 for the prior 4 full fiscal quarters. All amounts owed to SPI from Reunion Industries have been paid as of December 31, 2001.

   SPI Sublease--Reunion Industries subleases from SPI approximately 1,500 square feet of office space in Stamford, Connecticut for administrative purposes. During 2001, Reunion Industries paid SPI approximately $36,000 under this sublease. Reunion Industries believes that the terms of this sublease are comparable to those available from third parties.

   SFSC Revolving Credit Facility--Reunion Industries assumed this obligation in a 2000 merger. The balance on this facility was $2,998,000 at December 31, 2001. During 2001, $148,000 of interest was paid to SFSC. At December 31, 2001, accrued and unpaid interest of $227,000 was due to SFSC. The interest rate is currently 18%.

   Other SFSC Notes Payable--At the time of its acquisition of NPSAC, Reunion Industries assumed two notes payable by NPSAC to SFSC. At December 31, 2001, their balances were $500,000 and $100,000. During

2001, no interest was paid to SFSC. At December 31, 2001, accrued and unpaid interest of $173,000 was due to SFSC. The interest rate is 15%.

   Mr. Bradley Note Payable--Reunion Industries owed Mr. Bradley $1,017,000 related to its plastics business. The note payable and any accrued and unpaid interest were assigned to SFSC in 2000. During 2001, $55,000 of interest was paid to SFSC. At December 31, 2001, accrued and unpaid interest of $56,000 is due to SFSC. The interest rate is 11%.

   SFSC Note Receivable--SFSC owes Reunion Industries $310,000 of principal and $109,000 of interest for a loan originally made in 1999 with interest at 15%.

   SFSC Collateral Fees--SFSC provides side collateral in the form of CPS debt and common stock to support Reunion Industries' borrowings under its credit facility with Bank of America. Under this arrangement, SFSC is to receive a 5% collateral fee for as long as the collateral is in place. During 2001, Reunion Industries recorded interest expense of $283,000 and made a $100,000 payment related to this arrangement. At December 31, 2001, accrued and unpaid fees of $407,000 are due to SFSC.

   In March 2000, SFSC pledged a $5,000,000 Note from CPS to secure the obligations of NPSAC to the former owners of the business. NPSAC agreed to pay SFSC a 2% credit support fee for this pledge. At the time of its acquisition of NPSAC, Reunion Industries assumed NPSAC's obligation to pay this credit support fee. During 2001, no fees were paid to SFSC. At December 31, 2001, accrued and unpaid fees of $154,000 are due to SFSC.

   CPS Leasing, Inc.--During 2001, lease payments totaling $803,000 were paid to CPSL under various operating lease agreements with CPSL. At December 31, 2001, Reunion Industries has future minimum rental commitments under noncancellable operating leases with CPSL totaling $3,221,000. No new leases were entered in 2001.

   Butler Air--Butler Air provides charter flight services for certain business travel by Reunion Industries' officers and employees at rates which Reunion Industries believes are comparable to those available from third parties. Reunion Industries paid a monthly fee of $5,000 through May 2001 which was credited against services used. This arrangement was then terminated.

   Cash Surrender Value of Life Insurance Policies--Reunion Industries pays the premiums on life insurance policies covering Mr. Bradley, Mr. Poole and Mr. Joseph C. Lawyer (Mr. Lawyer), Reunion Industries' vice chairman and a director. Pursuant to these arrangements, Reunion Industries will be reimbursed for the premiums it pays for such policies from either the death benefit of the policy or their cash surrender value. The covered individuals have agreed with Reunion Industries that if the policy proceeds are insufficient to reimburse Reunion Industries for the full amount of the premiums paid, they will cover the shortfall. No premiums were paid during 2001. As of December 31, 2001, premiums paid by Reunion Industries in excess of the cash surrender values of the policies totaled $1,069,000.

   Mr. Bradley Guarantee--At the time of the NPSAC acquisition, Reunion Industries assumed an obligation to Mr. Bradley in connection with an agreement whereby Mr. Bradley guaranteed certain obligations of NPSAC to its former owners. No amounts have been paid, and $90,000 is due to Mr. Bradley at December 31, 2001.

   Employee Advances--At December 31, 2001, Reunion Industries had non-interest bearing advances due from five employees totaling $213,000. The highest balance during 2001 was $233,000.

Previous Independent Accountants

   On May 1, 2001, PricewaterhouseCoopers LLP resigned as the independent accountants of Reunion Industries effective after the completion of the review of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. The reports of PricewaterhouseCoopers LLP on the financial statements for the two fiscal years ended prior to May 1, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. Reunion Industries had discussed with PricewaterhouseCoopers LLP its relationship with Reunion Industries in the past, did not ask PricewaterhouseCoopers LLP to reconsider its decision and feels such resignation is in the best interests of both parties. In connection with its audits for the two most recent fiscal years and through May 1, 2001, there had been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent years and through May 1, 2001, there were no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v)).

Independent Accountants for 2001 and 2002

   On May 15, 2001, Ernst & Young LLP was selected by the audit committee of the board of directors to audit Reunion Industries' financial statements for the fiscal year ending December 31, 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on June 12, 2002 to respond to appropriate questions and to make a statement if they desire to do so. A formal appointment of auditors for 2002 will be made later in the year, but Ernst & Young LLP is continuing to provide audit-related services for interim periods.

Audit Fees

   Aggregate fees billed by Ernst & Young LLP for audit and quarterly review services during 2001 were $172,000. Aggregate fees billed by PricewaterhouseCoopers LLP for audit and quarterly review services during 2001 were $25,000.

All Other Fees

   Additional fees totaling $29,000 were billed by Ernst & Young LLP during 2001 for audits of employee benefit plans. There were no fees for financial information systems design and implementation services or for internal audit services. The audit committee considers Ernst & Young LLP's provision of services detailed herein to be compatible with maintaining that firm's independence from Reunion Industries.

Audit Committee Report

   The audit committee of the board of directors has furnished the following report on its activities during 2001:

   The audit committee consists of three of Reunion Industries' outside directors. The board of directors and the audit committee believe that the audit committee's membership satisfies the American Stock Exchange rules concerning audit committee membership, including the requirements that members be independent and have financial sophistication. The Board of Directors has adopted a formal written audit committee charter and the audit committee performs a review and reassessment of the adequacy of the charter on an annual basis.

   In accordance with its written charter, the audit committee assists the board of directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls, and all audit processes.

   In discharging its oversight responsibilities regarding the audit process, the audit committee:

  .  reviewed and discussed the audited financial statements with management;

  . discussed with the independent accountants the material required to be discussed by Statement on Auditing Standards No. 61, as currently in effect; and

  . reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board's Standard No. 1, as currently in effect, and discussed with the independent accountants any relationships that may impact their objectivity and independence.

   Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission.

                                          Members of the Audit Committee
                                          Franklin Myers, Chairman
                                          Thomas N. Amonett
                                          W.R. Clerihue

Limitation on Incorporation by Reference

   Notwithstanding any reference in prior or future filings of Reunion Industries with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Management Information--Compensation Committee Report", "Other Information--Common Stock Performance Graph" or "Other Information--Audit Committee Report".

Other Matters

   The Annual Report to Stockholders covering the year ended December 31, 2001 has been mailed with this proxy statement to each stockholder entitled to vote at the Annual Meeting. Copies of Reunion Industries' Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, will be furnished upon written request to stockholders who have not previously received a copy from Reunion Industries. In addition, Reunion Industries will furnish any exhibit to its Annual Report on Form 10-K upon written request and upon payment of a fee limited to Reunion Industries' reasonable expenses in furnishing such exhibit. Written requests may be directed to Reunion Industries, Inc., attn: Investor Relations, 11 Stanwix Street, Suite 1400, Pittsburgh, Pennsylvania 15222.

Deadline for Stockholder Proposals

   Although it has not yet determined a date for its 2003 annual meeting of stockholders, Reunion Industries intends to hold the meeting in mid-2003. Reunion Industries will inform stockholders of the date of the 2003 annual meeting in a future periodic report to be filed with the Securities and Exchange Commission. Proposals of stockholders of Reunion Industries intended to be presented at the 2003 annual meeting of stockholders must be received by the Secretary of Reunion Industries at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 a reasonable time before Reunion Industries begins to print and mail its proxy materials. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, they will be included in the proxy statement and set forth on the form of proxy issued for the next annual meeting of stockholders.

   If a stockholder intends to present a proposal at the 2003 annual meeting of stockholders without seeking to include the proposal in Reunion Industries' proxy statement, management proxies will be entitled to use the discretionary voting authority that will be contained in the proxies for the 2003 annual meeting of stockholders to vote on the stockholder's proposal at the 2003 annual meeting of stockholders.

Proxies

   The cost of soliciting proxies in the accompanying form will be borne by Reunion Industries.

   The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Richard L. Evans
                                          RICHARD L. EVANS
                                          Secretary

April 22, 2002

                                REVOCABLE PROXY
                           REUNION INDUSTRIES, INC.

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2002.

     The undersigned stockholder of Reunion Industries, Inc. (the "Company") hereby appoints Charles E. Bradley, Sr., Kimball J. Bradley, or Joseph C. Lawyer, or any of them, attorneys and proxies of the undersigned; each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, on Wednesday, June 12, 2002.


Please be sure to sign and date                       -------------------------
 this Proxy in the box below.                         | Date                  |
-------------------------------------------------------------------------------
|                                                                             |
|                                                                             |
--------Stockholder sign above---------------Co-holder (if any) sign above-----

                                                             With-     For All
1.   The election as directors (except as            For     hold      Except
     indicated below) of all nominees.               [_]     [_]         [_]

                THOMAS N. AMONETT                  W. R. CLERIHUE
             CHARLES E. BRADLEY, SR,              JOSEPH C. LAWYER
                KIMBALL J. BRADLEY                 FRANKLIN MYERS
                THOMAS L. CASSIDY                  JOHN G. POOLE

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

---------------------------------------------------------------------------

                                                    FOR     AGAINST     ABSTAIN
2.   In their discretion, upon such other matters   [_]       [_]         [_]
     as may properly come before the meeting, hereby revoking any proxy or proxies heretofore given by the undersigned.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND ------------------->   [_]
THE ANNUAL MEETING:

     The Board of Directors recommends a vote FOR each of the proposals set forth above; if no specification is made, the shares will be voted FOR such proposals.

     The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

     Signature should agree with name printed hereon. If Stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

--------------------------------------------------------------------------------
   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.


                           REUNION INDUSTRIES, INC.
-------------------------------------------------------------------------------
|                             PLEASE ACT PROMPTLY                             |
|                  SIGN, DATE & MAIL YOUR PROXY CARD TODAY                    |
-------------------------------------------------------------------------------
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

---------------------------------------

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